UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2026

DIANTHUS THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38541	81-0724163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Times Square
43rd Floor
New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 929 999-4055

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	DNTH	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 10, 2026, Dianthus Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (“Underwriting Agreement”) with Jefferies LLC, TD Securities (USA) LLC, Evercore Group L.L.C., Stifel, Nicolaus & Company, Incorporated and Guggenheim Securities, LLC, as the representatives of the underwriters named therein (the “Underwriters”), to issue and sell 7,313,582 shares of the Company’s common stock at a public offering price of $81.00 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase 402,468 shares of the Company’s common stock (the “Pre-Funded Warrants”) at a public offering price of $80.999 per share, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each Pre-Funded Warrant (the “Offering”). In addition, the Company has granted the Underwriters an option (the “Option”) for a period of 30 days to purchase up to an additional 1,157,407 shares of its common stock at the public offering price, less the underwriting discounts and commissions, which the Underwriters exercised in full on March 11, 2026.

The Pre-Funded Warrants will be exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 4.99%, 9.99%, or 19.99%, as applicable, of the number of shares of common stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage to a percentage not in excess of 19.99% by providing at least 61 days’ prior notice to the Company.

The net proceeds from the Offering, including proceeds from the exercise in full of the Option by the Underwriters, are expected to be approximately $673.5 million, after deducting the Underwriters’ discounts and commissions and estimated offering expenses.

The securities described above were offered pursuant to a shelf registration statement (File No. 333-293014), which became effective on January 30, 2026, and a related registration statement that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 10, 2026 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and became automatically effective upon filing. A final prospectus supplement dated March 10, 2025 relating to and describing the terms of the Offering was filed with the SEC on March 11, 2026. The Offering is expected to close on March 12, 2026.

In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make because of such liabilities.

A copy of the Underwriting Agreement and the form of Pre-Funded Warrant are filed as Exhibit 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement and the Pre-Funded Warrants do not purport to be complete and are qualified in their entirety by reference to such exhibit.

A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the issuance and sale of the shares of the common stock and the Pre-Funded Warrants in the Offering is filed herewith as Exhibit 5.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of March 10, 2026, by and among Dianthus Therapeutics, Inc., Jefferies LLC, TD Securities (USA) LLC, Evercore Group L.L.C., Stifel, Nicolaus & Company, Incorporated and Guggenheim Securities, LLC

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIANTHUS THERAPEUTICS, INC.

Date: March 12, 2026	By:	/s/ Adam M. Veness, Esq.
Adam M. Veness, Esq.
SVP, General Counsel and Secretary